Exhibit 99.1

Kraton Corporation Announces Appointment of Additional Director

HOUSTON, Aug. 27, 2018 -- Kraton Corporation (NYSE : KRA ) (the "Company"), today announced the appointment of Ms. Billie I. Williamson, former Senior Global Client Serving Partner for Ernst & Young LLP, to the Company’s Board of Directors (the “Board”). The appointment is effective as of August 27, 2018.
“We are excited to welcome Billie to the Board," said Dan F. Smith, the Company's Chairman of the Board. "Billie will be an excellent complement to our existing Board, ensuring well-rounded and effective oversight. This appointment reflects our commitment to continuously reviewing the Board’s capabilities, strategically refreshing our Board’s talent, and increasing our Board's diversity."
Kevin M. Fogarty, the Company's President and Chief Executive Officer, added, “Billie will bring to the Board experience in manufacturing, financial acumen, knowledge of strategy and risk management, and a distinguished track record as an experienced leader. She joins Kraton at an exciting time and I am confident that she will provide valuable perspectives as Kraton continues its commitment to executing its strategy, driving profitability and enhancing shareholder value.”
Ms. Williamson served in various roles at Ernst & Young LLP (“EY”) from 1974 to 1993 and 1998 to 2011, most recently as Senior Global Client Service Partner. Ms. Williamson was also EY's Americas Inclusiveness Officer, a member of its Americas Executive Board which functions as the Board of Directors for EY dealing with strategic and operational matters, and a member of the EY U.S. Executive Board. Ms. Williamson serves as a director of Pentair plc, XL Group Ltd. and Cushman & Wakefield plc. Ms. Williamson earned a BBA degree in accounting from Southern Methodist University.

About Kraton Corporation
Kraton Corporation is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company's pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide. Kraton, the Kraton logo and design are all trademarks of Kraton Corporation, or its subsidiaries or affiliates.
For Further Information:
H. Gene Shiels
(281) 504-4886
gene.shiels@kraton.com